Exhibit 99.2

TEXAS BANKERS, INC.

This Proxy is Solicited on Behalf of the Board of Directors for use

at the Special Meeting of Shareholders on [—], 2011

The undersigned shareholder of Texas Bankers, Inc. (“Texas Bankers”) hereby constitutes and appoints J. Gordon Muir, Jr. and Lloyd P. Lochridge, Jr. and each of them, attorneys, agents and proxies with full power of substitution, to vote as proxy the number of shares of common stock, par value $1.00 per share, of Texas Bankers (the “Common Stock”) which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of Texas Bankers to be held at 2829 Bee Cave Road, Austin, Texas 78746 at [—][—].m., local time, on [—], 2011, and any adjournment thereof (the “Special Meeting”), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, both dated [—], 2011, timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised.

1.	Proposal to approve the Agreement and Plan of Reorganization, dated as of September 13, 2011, by and between Prosperity Bancshares, Inc. (“Prosperity”) and Texas Bankers (the “Agreement”), which provides for the merger of Texas Bankers with and into Prosperity, all on and subject to the terms and conditions contained therein. Adoption of the Agreement will also constitute approval of the merger and the other transactions contemplated by the Agreement.

☐    For                                         ☐     Against                                         ☐    Abstain

2.	In their discretion, upon any other matter that may properly come before the Special Meeting or any postponement or adjournment thereof.

Shares of Common Stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Agreement. If any other matter is properly presented at the Special Meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

The Board of Directors of Texas Bankers unanimously recommends a vote “FOR” proposal 1. Such vote is hereby solicited on behalf of the Board of Directors.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

Please sign, date and return this Proxy promptly using the enclosed envelope.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of Common Stock of Texas Bankers. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Dated                             , 2011

(Signature of Shareholder)

(Print Name of Shareholder)

(Signature of Shareholder)

(Print Name of Shareholder)